SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2005

GLOBAL EPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-15775	33-0423037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

339 South Cheryl Lane,

City of Industry, California 91789

(Address of principal executive offices)

(909) 869-1688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

This Form 8-K/A is being filed to amend the Form 8-K filed on June 9, 2005 by Global ePoint, Inc. to include the Securities Purchase Agreement referred to in Item 1 below, and all schedules and exhibits thereto.

On June 2, 2005, we entered into a Securities Purchase Agreement for the private placement sale to ten institutional investors of units consisting of shares of our Series C Convertible Preferred Stock and warrants to purchase shares of our common stock for aggregate gross proceeds of $3.5 million. The placement closed on June 3, 2005.

Pursuant to the Securities Purchase Agreement, we collectively issued to the investors 1,250,004 shares of Series C preferred stock at a price of $2.80 per share. The Series C preferred stock is convertible into shares of our common stock at $2.80 per share. We also granted to the investors warrants to purchase 625,004 shares of our common stock over a three year period at an exercise price of $3.50 per share. The $3.50 per share purchase price, the conversion ratio of the Series C preferred stock, and the exercise price of the warrants are not subject to adjustment, except for standard anti-dilution relating to stock splits, combinations and the like.

In connection with the sale of the securities described above, we entered into a Registration Rights Agreement with the investors. The Registration Rights Agreement requires us to file a selling shareholder registration statement with the SEC by July 15, 2005, for purposes of registering the resale of the investors’ common shares, including the common shares issuable upon conversion of the Series C preferred stock and exercise of the warrants.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Subscription Agreement, the Certificate of Designation of Preferences and Rights of the Series C Convertible Preferred Stock, the Registration Rights Agreement, and the form of Warrant, which are filed as exhibits to this report and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)	The following are filed as exhibits to this Current Report on Form 8-K/A:

Exhibit No.	Description	Method of Filing

10.1	Securities Purchase Agreement	Filed electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 12, 2005	GLOBAL EPOINT, INC.

/s/ TORESA LOU
Toresa Lou, Chief Executive Officer